Exhibit 10.1

December 12, 2007

Mr. Chris Power

Home Address

City, State, Zip

Re:	Salary.com Employment Offer Letter

Dear Chris:

I am pleased to offer you the position of Senior Vice President and Chief Financial Officer for Salary.com, Inc (“Salary.com” or the “Company”), contingent upon completion of professional reference checks and approval of your compensation package by the Salary.com Compensation Committee of the Board of Directors. You will report directly to Kent Plunkett, Salary.com’s Chief Executive Officer.

1.	We request that you start your employment with the Company as soon as possible, on a to-be-determined date that is mutually agreed upon by you and the Company.

2.	Your overall annual total compensation package for expected performance should total three hundred and seventy-five thousand dollars ($375,000.00) per year. This will consist of an annual base salary of two hundred and fifty thousand dollars ($250,000.00), and a variable incentive component target of fifty percent (50%) of base salary. For the fiscal year ending March 31, 2008, you will be eligible for a pro-rated variable incentive reward, based on fifty percent (50%) of your annual target. Incentive compensation rewards will be based on your individual and team performance, as well as the Company’s satisfactory performance against goals and objectives.

3.	You will be eligible for annual base salary adjustments to increase your base compensation over time, subject to satisfactory performance against Company, department, and individual goals and objectives, and approval of the Compensation Committee of the Board of Directors.

4.	Your job responsibilities, performance requirements, base and incentive compensation, and bonus eligibility are subject to change from time to time at the discretion of Salary.com’s Chief Executive Officer and Board of Directors.

5.	Your responsibilities as CFO will initially include a seat on the Salary.com Board of Directors, which you will continue to hold at the discretion of the CEO, subject to any required approval of the Board of Directors and the shareholders.

6.

You will be granted 100,000 shares of Salary.com restricted common stock in accordance with the stock grant procedure and plan in effect as of the commencement of your employment with the Company. These shares will be subject to our standard employee restricted stock vesting schedule. One sixth of your grant will vest every six months, beginning on or about the 6-month anniversary of your employment with Salary.com, over a 36 month period. You will also be eligible for consideration for future employee equity grants, including a pro-rated annual refresher stock grant in accordance with Company policies and procedures.

7.	You will also be granted a start-up grant of 20,000 shares of Salary.com restricted stock, which will vest on or about the 12-month anniversary of your employment with Salary.com.

8.	Salary.com’s 2007 Stock Option and Incentive Plan (the “2007 Plan”) includes a provision triggering accelerated vesting of all restricted stock grants in the event of a transaction involving a sale of control of the Company or all or substantially all of its assets. Your restricted stock grants will carry this protection.

9.	You will receive benefits afforded to all full-time Salary.com employees, at rates comparable to those offered other employees. In the case of insurance programs, your participation is subject to your insurability.

10.	Salary.com agrees to provide you with twenty (20) paid vacation days, two (2) paid personal days, and five (5) paid sick days each calendar year.

11.	Simultaneous with your acceptance of this employment offer, you must acknowledge your acceptance and agreement to be bound by the Company’s Employee Non-Competition, Nondisclosure & Development Agreement and the Salary.com Non-Disclosure Agreement.

12.	Your employment with the Company will be “at will,” meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without cause. Any contrary representations which may have been made to you are superseded by this offer letter. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment can be changed only in an express written agreement signed by you and a duly authorized officer of the Company.

13.

If your employment is terminated by the Company other than (i) for “cause” (as defined below) or (ii) as the result of your death or disability, the Company will issue to you shares of restricted stock with a value equal to (a) fifty percent (50%) of your then current base salary plus (b) fifty percent (50%) of your target bonus, based on the average closing price of the Company’s common stock for the ten trading days preceding the grant date. Such restricted stock shall vest on your termination date. If the Company’s trading window is closed on your termination date and will not open during the two-week period following your termination date, you may elect to satisfy your required tax withholding obligation, in whole or in part, by authorizing the Company to withhold from the shares of restricted stock issued to you a number of shares with an aggregate fair market value (as of the date the withholding is effected) that would satisfy the required withholding amount due. In addition, the Company will accelerate vesting of previously granted restricted stock by twelve (12) months. “Cause” shall mean (A) conduct by you constituting negligence or misconduct in connection with the performance of your duties, including, without limitation, misappropriation of funds or property of the Company; (B) your commission of any felony or a misdemeanor involving deceit, dishonesty or fraud, or any conduct by you that would reasonably be expected to result in material injury to the Company; (C) your neglect or refusal to discharge your responsibilities as an executive employee of the Company; (D) your violation of the Company’s policies and procedures; or (E) failure to cooperate in any reasonable respect with an internal investigation or an investigation by regulatory or law enforcement authorities. For purposes of this Section 13, the term “Company” shall include all of the Company’s subsidiaries and affiliates and any successor to the Company’s business.

14.	By signing your signature below and accepting employment with Salary.com, you affirm that you are not now a party to any agreement (including, without limitation, any non-competition, confidentiality, or nondisclosure agreement) with any third party that is inconsistent with your employment at Salary.com and/or the duties and responsibilities described herein. By accepting employment with the Company, you agree not to share with the Company or any of its employees, officers, directors, agents and/or advisors any confidential or proprietary information received by you from any third party.

15.	This letter, along with the Company’s Employee Non-Competition, Nondisclosure & Development Agreement and the Salary.com Non-Disclosure Agreement described above and any equity agreements issued to you, sets forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement signed by you and an authorized officer of the Company. In addition to any other remedies available to it, the Company will have the right to seek injunctive or other equitable relief to prevent any violation of this agreement. This letter will be governed by the laws of the Commonwealth of Massachusetts, without regard to choice of law provisions. The failure of either party to exercise any right or the waiver by either party of any breach will not prevent a subsequent exercise of such right or be deemed a waiver of any later breach of the same or any other term of this letter. If any provision of this letter is held to be invalid, illegal, or unenforceable, such provision will only be modified to the extent required to be enforceable under applicable law.

We look forward to welcoming you to the Salary.com team. We are confident that you will make a valuable contribution to the growth of our company. Please do not hesitate to contact me if I can be of any assistance to you. We look forward to working with you.

Sincerely,

/s/ G. Kent Plunkett
Chief Executive Officer

/s/ Nicholas Camelio
Nicholas Camelio Vice President, Human Resources

Accepted:

/s/ Chris G. Power	Date: December 12, 2007
(Acceptance Signature)

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